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Dear Valley Forge Life Insurance  Company  (successor by merger to  Southwestern
Life Insurance Company ("you" or "Intermediary"),

As principal underwriter of the DWS Funds, DWS Scudder Distributors, Inc. ("DWS-SDI") (or a predecessor firm) or our affiliate have entered into a participation agreement or agreements (the "Participation Agreement") with you to permit you, as applicable, to sell, service, or facilitate trading in shares of the DWS Funds (collectively, the "Shares", as further defined in paragraph
1.2 below).

This amendment (the "Amendment") to the Participation Agreement is entered into as of April 16, 2007 by and between DWS-SDI and you with an effective date of October 16, 2007.

WHEREAS, Prior to the effective date of this Amendment, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

WHEREAS, the Intermediary issues certain variable annuity contracts (the "Contracts") that are supported currently by Variable Annuity Fund I of Southwestern Life (the "Separate Accounts");

WHEREAS, the Separate Accounts have been established by the Intermediary to invest assets attributable to the Contracts in the Funds;

WHEREAS, the Intermediary purchases and redeems Shares of the Funds on behalf of the Separate Accounts to fund the Contracts in accordance with Shareholder directions and the terms of the Contracts;

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2") requires DWS-SDI or the DWS Funds to enter into a shareholder information agreement with each financial intermediary, as defined by Rule 22c-2;

WHEREAS, DWS Funds has identified Intermediary as a financial intermediary of the DWS Funds; and

WHEREAS, this Amendment sets forth the terms and conditions for information sharing for the DWS Funds in accordance with Rule 22c-2.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, DWS-SDI and Intermediary hereby agree as follows:

         1. Definitions. For purposes of this Amendment:

                  1.1 The term "Fund" includes DWS-SDI and/or DWS Funds. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b).*

                  1.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

                  1.3 The term "Shareholder" means the holder of an interest in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.

                  1.4 The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of "dollar cost averaging" programs, Intermediary-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

                  1.5 The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed:
                  (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Intermediary- approved asset allocation programs and automatic rebalancing programs;
                  (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or
                  (iv) as a result of payment of a death benefit from a Contract.

                  1.6 The term "written" includes electronic writings and facsimile transmissions.

                  1.7 The term "promptly" as used in paragraph 5(a) shall mean as soon as practicable but in no event later than ten business days from the Intermediary's receipt of the request for information from the Fund or its designee.

         2. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("stocktickerTIN"), the Individual/ International Taxpayer Identification Number ("ITIN")**, or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through each account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

         3. Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. The Fund or its designee will not request transaction information older than twelve (12) months from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         4. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         5. Form and Timing of Response.

                  (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in paragraph 2 above. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 2 above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided to the Fund or its designee) the information set forth in paragraph 2 above for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund and the Intermediary.

(c) To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

         6. Limitations on Use of Information. The Fund agrees that the Fund and its designee will not use the information received pursuant to this Amendment for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

         7. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund or its designee, in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

                             See Appendix A attached
                              =====================


         8. Form of Instructions. Instructions to restrict or prohibit trading must include the stocktickerTIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is
         (are) to remain in place. If the stocktickerTIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide (through the Fund or its designee) to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

         9. Timing of Response. Intermediary agrees to execute instructions from the Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

         10. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions from the Fund or its designee to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

         11. Construction of the Amendment; Participation Agreement. The Fund and Intermediary have entered into the Participation Agreement between or among them for the purchase and redemption of Shares of the Fund by the Intermediary in connection with the Contracts. This Amendment amends the Participation Agreement. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control.

         12. Termination. This Amendment will terminate upon the termination of the Participation Agreement.

         13. Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a Shareholder's TIN, ITIN, or GII or the specific individual Contract owner number or participant account number associated with the Shareholder provided to the Fund or its designee in response to a request for Shareholder information pursuant to the terms of this Amendment.

         14. Force Majeure. Fund, Fund's designee, and Intermediary are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of Fund, Fund's designee, and Intermediary including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Amendment shall be immediately suspended for the duration of such Force Majeure Event.

         15. Dispute Resolution. Fund and Intermediary hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by Fund and Intermediary, said determination by the arbitrator shall become final and binding 3 days after the arbitrator's ruling. Arbitration costs and expenses shall be borne equally by Fund and Intermediary. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.


DWS SCUDDER DISTRIBUTORS, INC.

By:
   -----------------------------------------
Name:  Philipp Hensler
Title:   Chief Executive Officer
Date: _________________________


VALLEY FORGE LIFE INSURANCE COMPANY

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------
Date:
     ---------------------------------------




* As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

** According to the stocktickerIRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The stocktickerIRS issues ITINs to individuals who are required to have a placecountry-regionU.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number from the Social Security Administration . SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.



                                   APPENDIX A

                        INTERMEDIARY CONTACT INFORMATION

--------------------------------------------------------------------------------
Please provide the requested contact information for the following principal contact persons in the indicated functional areas at your firm in connection with Rule 22c-2 and the transmission of Shareholder level information in connection therewith:
--------------------------------------------------------------------------------

COMPLIANCE

Name:  Mark Lemon
Mailing Address:  1700 Magnavox Way, Fort Wayne, IN 46804
Telephone:  260-435-8655
Email:  mark_lemon@swissre.com

LEGAL

Name:  Margaret Ashbridge
Mailing Address:  1700 Magnavox Way, Fort Wayne, IN  46804
Telephone:  260-435-8651
Email:  Margaret_ashbridge@swissre.com

OPERATIONS

Name:  Arlene Stoll
Mailing Address:  12770 Merit Drive, Suite 600, Dallas, TX 72521
Telephone:  972-364-4015
Email:  Arlene_stoll@swissre.com

SERVICE PROVIDER: To the extent you are using a third party service provider to assist with the data transmission process of Shareholder information, please provide the following information:

Firm Name:
Principal Contact Name:
Mailing Address:
Telephone:
Email:



                            FUND CONTACT INFORMATION

--------------------------------------------------------------------------------
Please provide the requested contact information for the following principal contact persons in the indicated functional areas at your firm in connection with Rule 22c-2 and the receipt of Shareholder level information in connection therewith:
--------------------------------------------------------------------------------

COMPLIANCE

Name:  John Brunetti
Mailing Address:  345 Park Avenue, New York, NY 10154
Telephone:  (212) 454-6971
Email:  john.brunetti@db.com

LEGAL

Name:  John Ashley
Mailing Address:  345 Park Avenue, New York, NY 10154
Telephone:  (212) 454-3465
Email:  john.ashley@db.com

OPERATIONS

Name:  Leah Mizer
Mailing Address:  114 West 11th Street, Kansas City, MO
Telephone:  (816) 843-4707
Email:  leah.n.mizer@db.com

SERVICE PROVIDER: To the extent you are using a third party service provider to receive the data transmission process of Shareholder information, please provide the following information:

Firm Name:
Principal Contact Name:
Mailing Address:
Telephone:
Email: